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                                                                   EXHIBIT 23.1

The Board of Directors and Shareholders
Vitesse Semiconductor Corporation:

  We consent to incorporation by reference in the registration statement (No. 33-47016) on Form S-8 of Vitesse Semiconductor Corporation of our report dated October 18, 1996, relating to the balance sheets of Vitesse Semiconductor Corporation as of September 30, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, and related financial statement schedule, which report appears in the September 30, 1996, annual report on Form 10-K of Vitesse Semiconductor Corporation.

                                          KPMG Peat Marwick LLP

Los Angeles, California
October 25, 1996